February   , 2000




The National Portfolio
Smith Barney Muni Funds
388 Greenwich Street
New York, New York  10013


Ladies and Gentlemen:

You have asked us for our opinion concerning
certain federal income tax consequences to (a)
Shepmyers Investment Company ("Shepmyers"), a
Pennsylvania corporation, (b) the National Portfolio
(the "National Portfolio"), a series of Smith Barney
Muni Funds, a Massachusetts business trust ("Muni
Funds"), and (c) holders of shares of common stock in
Shepmyers ("Shepmyers Shareholders") when the
Shepmyers Shareholders receive beneficial interests of
the National Portfolio (the "Shares") in exchange for
their interests in Shepmyers pursuant to an
acquisition by the National Portfolio of all or
substantially all of the assets of Shepmyers in
exchange for the Shares and the assumption by the
National Portfolio of the stated liabilities of
Shepmyers (the "Reorganization"), all pursuant to an
agreement and plan of reorganization (the "Plan").  As
used herein, the term "Closing Date" has the same
meaning as used in the Plan.
We have reviewed such documents and materials as we
have considered necessary for the purpose of rendering
this opinion.  In addition, we have assumed the
genuineness of all signatures, the capacity of each
party executing a document so to execute that
document, the authenticity of all documents submitted
to us as originals and the conformity to original
documents of all documents submitted to us as
certified or photostatic copies.
We have made inquiry as to the underlying facts which
we considered to be relevant to the conclusions set
forth in this letter.  The opinions expressed in this
letter are based upon certain factual statements
relating to Shepmyers and the National Portfolio set
forth in the Registration Statement on Form N-14 (the
"Registration Statement") filed by Muni Funds, on
behalf of the National Portfolio, with the Securities
and Exchange Commission and representations made in
letters from Shepmyers (including the principal
shareholders of Shepmyers), and Muni Funds, on behalf
of the National Portfolio, addressed to us for our use
in rendering this final opinion.  We have no reason to
believe that these representations and facts are not
valid, but we have not attempted to verify
independently any of these representations and facts,
and this opinion is based upon the assumption that
each of them is accurate.  Capitalized terms used
herein and not otherwise defined shall have the
meaning given them in the Registration Statement.
The conclusions expressed herein are based upon the
Internal Revenue Code of 1986, as amended (the
"Code"), Treasury regulations issued thereunder,
published rulings and procedures of the Internal
Revenue Service and judicial decisions, all as in
effect on the date of this letter.
Based upon the foregoing, we are of the opinion that
for federal income tax purposes:
(i)	the transfer to the National Portfolio of
all or substantially all of the assets of
Shepmyers in exchange solely for the
Shares and the assumption by the National
Portfolio of all of the stated liabilities
of Shepmyers, followed by the distribution
of such Shares to the Shepmyers
Shareholders in exchange for their common
stock of Shepmyers in complete liquidation
of Shepmyers, will constitute a
"reorganization" within the meaning of
Section 368(a)(1) of the Code, and the
National Portfolio and Shepmyers will each
be "a party to a reorganization" within
the meaning of Section 368(b) of the Code;
(ii)	no gain or loss will be recognized by
Shepmyers upon the transfer of all or
substantially all of its assets to the
National Portfolio in exchange solely for
the Shares and the assumption by the
National Portfolio of all of the stated
liabilities of Shepmyers, or upon the
distribution of the Shares to the
Shepmyers Shareholders;
(iii)	the basis of the assets of Shepmyers in
the hands of the National Portfolio will
be the same as the basis of such assets of
Shepmyers immediately prior to the
transfer;
(iv)	the holding period of the assets of
Shepmyers in the hands of the National
Portfolio will include the period during
which such assets were held by Shepmyers;
(v)	no gain or loss will be recognized by the
National Portfolio upon the receipt of the
assets of Shepmyers in exchange for the
Shares and the assumption by the National
Portfolio of all of the stated liabilities
of Shepmyers;
(vi)	no gain or loss will be recognized by the
Shepmyers Shareholders upon the receipt of
the Shares solely in exchange for their
shares of Shepmyers as part of the
transaction;
(vii)	the aggregate basis of the Shares received
by a Shepmyers Shareholder will be the
same as the aggregate basis of the shares
of Shepmyers exchanged therefor; and
(viii)	the holding period of the Shares received
by a Shepmyers Shareholder will include
the holding period during which the shares of Shepmyers exchanged therefor were held, provided that at the time of the exchange the shares of Shepmyers were held as capital assets by the shareholder.

Very truly yours,